Exhibit 10.6
SECOND AMENDED and RESTATED LICENSE AGREEMENT
Effective as of April 28, 2014 (“EFFECTIVE DATE”), THIS Agreement (“Agreement”) is between the Board of Regents (“BOARD”) of The University of Texas System (“SYSTEM”), an agency of the State of Texas, whose address is 201 West 7th Street, Austin, Texas 78701, on behalf of The University of Texas at Dallas (“UTD”), a component institution of SYSTEM and MicroTransponder Inc, a corporation having its principal offices at 2802 Flintrock Trace, Austin, Texas 78738 (which hereinafter is referred to as “LICENSEE”) agree as follows.
WITNESSETH:
WHEREAS, BOARD and LICENSEE are parties to a license agreement effective July 23, 2007 (“ORIGINAL AGREEMENT”), an Amended and Restated License Agreement dated March 04, 2008, as amended June 02, 2009, as amended July 20, 2009, as amended by letter agreement October 21, 2009, as amended August 05, 2011, as amended January 22, 2013, as amended January 10th, 2014 (“First Amended and Restated License Agreement”).
WHEREAS, the parties wish use this Agreement to amend and restate First Amended and Restated License Agreement in its entirety;
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:
ARTICLE 1 - DEFINITIONS
When used in this Agreement, the following terms when fully capitalized shall have the meanings set out below. The singular shall be interpreted as including the plural and vice versa, unless the context clearly indicates otherwise.
1.1“AFFILIATE” shall mean any corporation, partnership, or other entity that at any time during the TERM (as defined in Article 1.17 below) of this Agreement directly or through one or more intermediaries CONTROLS (as defined below) or is CONTROLLED by or is under common CONTROL with a party to this Agreement, but only for so long as the CONTROL relationship exists. A corporation or other entity shall no longer be an AFFILIATE when through loss, divestment, dilution or other reduction of ownership, the requisite CONTROL no longer exists.
1.2“CONTROL” or “CONTROLS” or “CONTROLLED” shall mean:
A.in the case of a corporation, ownership or control, directly or indirectly, of at least fifty percent (50%) of the shares of stock entitled to vote for the election of directors;
B.in the case of an entity other than a corporation, (1) ownership or control, directly or indirectly, of at least 50% of the assets of such entity or (2) the ability to direct the management and affairs of such entity as evidenced by an appropriate charter or by-laws.

1.3“INVENTION(S)” shall mean those invention(s) described and identified in Appendix A, and any further inventions, whether owned exclusively by BOARD of jointly with Licensee, including patented and unpatented inventions (which shall include any improvements, extensions, or improvements to existing inventions), either conceived or reduced to practice pursuant to the DEVELOPMENT PROGRAM.
1.4A “LICENSED PROCESS” shall mean any process that includes TECHNOLOGY (as defined in Article 1.10 below) in whole or in part, or which is covered in whole or in part by a valid claim in the PATENT RIGHTS (as defined in Article 1.6 below).
1.5A “LICENSED PRODUCT” shall mean any product or part thereof which:
A.    includes TECHNOLOGY in whole or in part, or is covered by a valid claim in the PATENT RIGHTS in the country in which any such product or part thereof is made, used, offered for sale, sold, or imported; or
B.    is manufactured by using a LICENSED PROCESS or is employed to practice a LICENSED PROCESS in the country in which any such process is used or in which such product or part thereof is used or sold.
1.6“PATENT RIGHTS” shall mean all of the following intellectual property owned in whole or jointly by BOARD or to which BOARD has been granted an EXCLUSIVE LICENSE (as defined in Article 1.15 below) to sublicense to others:
A.    the United States and foreign patents and patent applications (including provisional patent applications and PCT applications) i) listed in Exhibit A to the Agreement; ii) all non provisional patent applications that claim priority to any provisional application listed in Exhibit A to the Agreement to the extent the claims of such non-provisional applications are entitled to claim priority to the aforesaid provisional patent applications; and (iii) all divisionals, continuations, and such claims of continuations-in-part as are entitled to claim priority to the patent applications described in subsections (i)-(vi) of this paragraph; (iv) all reissues, reexaminations, substitutes, and extensions of any of the patents described in subsections (i)-(vi) of this paragraph; and (v) any patents that issue with respect to the patent applications described in subsections (i)-(vi) of this paragraph; and (vi) all foreign equivalents of any of the patents and patent applications described in subsections (i)-(vi) of this paragraph.
B.    any United States and foreign patent and patent applications (including provisional patent applications and PCT applications) i) claiming TECHNOLOGY resulting from performances under the DEVELOPMENT PROGRAM (“Development Program Patents”); ii) all non-provisional patent applications that claim priority to any provisional application that forms part of Development Program Patents to the extent that the claims of such non-provisional applications are entitled to claim priority to the aforesaid provisional patent applications; and (iii) all divisionals, continuations, and such claims of continuations-in-part as are entitled to claim priority to the patent applications described in subsections (i)-(vi) of this paragraph, and (iv) all reissues, reexaminations, substitutes, and extensions of any of the patents described in subsections (i)-(vi) of this paragraph; and (v) any patents that issue with respect to the patent applications described in subsections (i)-(vi) of this paragraph; and (vi) all foreign equivalents of any of the patents and patent applications described in subsections (i)(vi) of this paragraph.
C.    In the event that any patent or patent applications become subject to this Agreement pursuant to clauses A-G above the LICENSEE and BOARD will cooperate in amending Appendix A to list such patents and patent applications.
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1.8    “UTD CONFIDENTIAL INFORMATION” shall mean information that is owned by UTD or that has been EXCLUSIVELY LICENSED (as defined below) to UTD with a right to sublicense to others, that is based upon TECHNOLOGY or PATENT RIGHTS (as defined below), including modifications, enhancements, or extensions made by UTD thereto, that is held in confidence by UTD, and that is disclosed under this Agreement in full compliance with the terms and conditions of Article 15 below.
1.9    “TECHNICAL INFORMATION” shall mean BOARD’s rights in technical information, know-how, show-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, software, designs, which is used or useful in manufacturing, operating, and using LICENSED PRODUCTS and LICENSED PROCESSES.
1.10    “TECHNOLOGY” shall mean INVENTIONS, TECHNICAL INFORMATION, and UTD CONFIDENTIAL INFORMATION which is created, conceived, prepared, discovered, developed, or reduced to practice pursuant to the DEVELOPMENT PROGRAM by the UTD ORIGINATORS (as defined in Article 1.19 below) in whole or jointly with LICENSEE, and all alterations, modifications, enhancements, and extensions thereto either conceived or reduced to practice pursuant to the DEVELOPMENT PROGRAM.
1.11    “TERRITORY” shall mean worldwide.
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1.13    “VALID CLAIM” shall mean (a) a claim of an issued patent which has not expired, and which has not been held invalid or unenforceable by decision of a court or other governmental agency of competent jurisdiction, which is unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid through reissue, reexamination, disclaimer, or otherwise; or (b) any pending claim of a patent application included within PATENT RIGHTS that is being prosecuted.
1.14    “BOARD INTELLECTUAL PROPERTY RIGHTS” shall mean BOARD’s trade secret, copyright, and patent rights in and to inventions, discoveries, and improvements covered by PATENT RIGHTS or TECHNOLOGY.
1.15    “EXCLUSIVE LICENSE” or “EXCLUSIVELY LICENSED” shall mean a license under which the licensee has the right to use and sublicense at any tier the use of the licensed subject matter, but the licensor has no remaining rights, subject to Article 2.3B, to further license or sublicense the use of the licensed subject matter.

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1.17    “TERM” shall mean the term of this Agreement commencing on the ORIGINAL AGREEMENT EFFECTIVE DATE and continuing thereafter until the last to expire of the BOARD INTELLECTUAL PROPERTY RIGHTS (as shown in Appendix A); provided, however, that the term shall not be less than the term of the DEVELOPMENT PROGRAM, unless sooner terminated in accordance with the terms of Article 13 below;
1.18    “DEVELOPMENT PROGRAM” shall mean research performed by UTD pursuant to RESEARCH AGREEMENTS funded by LICENSEE through GRANTS or DIRECT RESEARCH FUNDING.
1.19    “UTD ORIGINATORS” shall mean those persons who contributed to the creation or development of BOARD INTELLECTUAL PROPERTY RIGHTS that are or were employed by, students of, or faculty of UTD and any other person to which BOARD has rights, through contract otherwise, in intellectual property developed by such person at the time of the creation or development of such BOARD INTELLECTUAL PROPERTY RIGHTS. The LICENSEE and UTD will make a reasonable effort to identify the UTD ORIGINATORS on Appendix A as indicated therein.
1.20    “GRANTING PROGRAM” shall include non-government and government programs that offer funds for research, development, and commercialization of technology including SBIR and STTR programs. Without limiting the generality of the foregoing, programs offered by the National Institute of Health and its related agencies, the Department of Defense and its related agencies, and the Texas Emerging Technology Fund and its related agencies shall be considered GRANTING PROGRAMS.
1.21    “DIRECT RESEARCH FUNDING” shall mean LICENSEE funds not raised from a GRANTING PROGRAM that the LICENSEE provides directly to UTD pursuant to a RESEARCH AGREEMENT.
1.22    “RESEARCH INSTITUTION” shall mean The University of Texas at Dallas.
1.23    “GRANT” shall refer to a grant or other funding vehicle offered by a Granting Program to which the LICENSEE has applied as the prime contractor or grantee or lead organization.
1.24    “COMMON STOCK” shall refer to the Common Stock of the LICENSEE.
1.25    “RESEARCH AGREEMENT” shall mean a sponsored research agreement, subcontract, or other contract between UTD and LICENSEE, under which LICENSEE is granted an exclusive license by means of this Agreement or which indicates that the research conducted pursuant to the agreement shall be part of the Development Program, and through which UTD is provided funding to conduct a research program defined by a statement of work. RESEARCH AGREEMENTS shall define ownership of and rights in TECHNOLOGY resulting from the research programs.
1.26    A reference to an Article in this Agreement shall include within its scope all Articles numerically depending therefrom. By way of example, a reference to Article 2.1 shall include within its scope Article 2.1.1, and a reference to Article 4 shall include within its scope Articles 4.1 and 4.2.
1.27    “LICENSEE CONFIDENTIAL INFORMATION” shall mean information provided by the LICENSEE, including, but is not limited to: information relating to research, marketing, developments, inventions, product lines, design, purchasing, finances, and financial affairs, accounting, merchandising, selling, engineering, employees, trade secrets, business practices, merchandising resources, supply resources, service resources, system designs, procedure manuals, or pricing of products or services; provided, however, that LICENSEE CONFIDENTIAL INFORMATION shall not include information that UTD jointly develops or creates.
1.28    “BOARD BACKGROUND IP” means inventions and discoveries not arising from research conducted pursuant to the DEVELOPMENT PROGRAM, or covered by BOARD INTELLECTUAL PROPERTY RIGHTS, that BOARD makes available to the LICENSEE.
1.29    “ORIGINAL AGREEMENT EFFECTIVE DATE” shall mean July 23, 2007.
ARTICLE 2 - LICENSE/TITLE RIGHTS
2.1    BOARD hereby grants to LICENSEE an EXCLUSIVE LICENSE under the BOARD INTELLECTUAL PROPERTY RIGHTS during the TERM of this Agreement, and within the TERRITORY, to make, have made, copy, use, sell, offer for sale, make derivative works, import, execute sublicense at any tier, and otherwise transfer LICENSED PRODUCTS, and to perform, have performed, make, have made, copy, use, make derivative works, import, sublicense at any tier, and otherwise transfer LICENSED PROCESSES.
2.1.1    BOARD agrees to fully disclose to LICENSEE all TECHNOLOGY including INVENTIONS resulting directly from the DEVELOPMENT PROGRAM as soon as reasonably possible after the occurrence of the disclosure by UTD ORIGINATORS to BOARD. Such disclosure shall be reasonably sufficient to allow LICENSEE to make, prepare, formulate and use the TECHNOLOGY for purposes intended by this Agreement.
2.1.2    The LICENSEE has been informed that BOARD owns the patent application listed on Exhibit A entitled “System and method for interfacing cellular matter with a machine” dated December 10, 2003 jointly and agrees that BOARD is only licensing its undivided interest of such patent application and any resulting patent.
2.2    TECHNICAL INFORMATION in the possession of UTD will be provided to LICENSEE and any of its permitted successors, permitted sublicensees and permitted assigns during the TERM of this Agreement; provided, however, that UTD makes no promises or guarantees that such TECHNICAL INFORMATION is sufficient or will enable LICENSEE to operate or use LICENSED PRODUCTS or LICENSED PROCESSES.
2.3    The granting and acceptance of the EXCLUSIVE LICENSE of Article 2.1 is subject to the following reservations and conditions:
A.If any right granted in this Agreement (other than exclusivity as addressed in Article 2.7 below) is greater than that permitted under the law, the parties agree to negotiate in good faith to modify this Agreement as may be required to conform to the provisions of the pertinent statute(s). If the business value of this Agreement to LICENSEE is affected negatively by such modification, LICENSEE and BOARD shall renegotiate in good faith LICENSEE’s rights and performance obligations (other than payment of consideration) under this Agreement to overcome such negative effect.
B.BOARD retains rights under BOARD INTELLECTUAL PROPERTY RIGHTS to utilize the TECHNOLOGY for non-commercial research and educational purposes, and rights to sublicense (with no right to further sublicense) such right to any successor(s) of BOARD. In the event that BOARD desires to share information with third parties pursuant to this Article 2.3B, BOARD shall require such third party to enter into a written agreement (“INFORMATION TRANSFER AGREEMENT”) prior to any disclosure with confidentiality provisions that any such information disclosed shall be kept confidential for three and will include a provision that any information disclosed shall remain the sole property of the disclosing party and that the INFORMATION TRANSFER AGREEMENT does not constitute a license to the third party to utilize the information commercially or non-commercially.
C.LICENSEE agrees that except as necessary for LICENSEE to market the LICENSED PRODUCTS and LICENSED PROCESSES, and to attract LICENSEE investors, the right of publication of the TECHNOLOGY shall reside with UTD and BOARD. UTD shall use its reasonable efforts to provide a copy of each proposed publication to LICENSEE for pre-publication review at least sixty (60) days before submission for publication. In the event that LICENSEE identifies confidential information or potentially patentable subject matter in any such publication, and so notifies UTD within thirty (30) days of receipt of such copy of the proposed publication, then UTD will notify UTD ORIGINATORS and will use its reasonable efforts to delay submission and publication for up to sixty (60) days following LICENSEE’s receipt of the copy to allow time to file a patent application for such subject matter. Subject to the above limitations, the pre-publication review will not in any way be construed as a right to otherwise restrict such publication.
D.The provisions of this Agreement shall not be construed in such a manner as to impose restrictions outside of the TERRITORY on the ability of BOARD or that of its licensees or assigns to either utilize TECHNOLOGY, or to practice under the PATENT RIGHTS.
E.In the event it is determined that any TECHNOLOGY or PATENT RIGHTS were developed with the support of the United States Government or any agency thereof (“the Government”), the Government will retain rights in the TECHNOLOGY and the PATENT RIGHTS as provided in United States laws and regulations and in its contract(s) with UTD or any of the UTD ORIGINATORS. All rights herein granted to LICENSEE are subject to any such Government rights, and further are subject to any restrictions or obligations that may be imposed pursuant to such Government rights. LICENSEE agrees to take no action in derogation of such Government rights in the TECHNOLOGY or the PATENT RIGHTS, and further agrees to make any reasonable reports and take any other reasonable action that may be required or requested of LICENSEE by the Government pursuant to such Government rights as they apply to the TECHNOLOGY and the PATENT RIGHTS. If the business value of this Agreement to LICENSEE is affected negatively by the Government’s exercise of any Government rights, LICENSEE and BOARD shall renegotiate in good faith LICENSEE’s rights and performance obligations (other than payment of consideration) under this Agreement to overcome such negative affect.
F.LICENSEE shall not utilize the TECHNOLOGY or practice under the PATENT RIGHTS in contravention of any law or the requirements of the Agreement.
G.LICENSEE may extend the license granted herein to an AFFILIATE of LICENSEE if the AFFILIATE consents to terms and conditions within the scope and consistent with the terms and conditions imposed on LICENSEE by this Agreement. BOARD shall have the right to consent to all such extended licenses or sublicenses to Affiliates, such consent to not be unreasonably withheld or delayed.
H.Nothing contained in this Agreement or the Development Program contemplated herein shall provide the LICENSEE with any rights in BOARD BACKGROUND IP.
2.4    BOARD shall, upon discovery or receiving notice of an unauthorized use by its Regents, officers, agents and employees, of TECHNOLOGY or PATENT RIGHTS that is in violation of the terms of this Agreement, immediately take all necessary steps to terminate any such use by BOARD, its employees, officers, directors, UTD, AFFILIATES, or ORIGINATORS.
2.4.1    BOARD and UTD agree that they will make their best efforts to ensure that LICENSEE is given prompt notification of any information that is discovered by or revealed to BOARD, UTD, or its officers, agents or employees, which indicates or suggests that the use of or exposure to TECHNOLOGY may cause injury to persons or damage to property.
2.5    The Licensee shall have the right to grant sublicenses under this Agreement. All sublicenses granted by LICENSEE hereunder shall be consistent with this Agreement in all respects, and shall require consideration that a willing licensor and a willing licensee would consider to be a reasonable result of arms-length negotiations. Notwithstanding anything to the contrary contained herein, Licensee will be entitled to all revenue or other payments from sublicenses. Further, each such sublicense agreement shall include a requirement that the sublicensee use all reasonable efforts to bring the subject matter of the sublicense into commercial use pursuant to the provisions of Article 3. An accurate copy of each sublicense used by LICENSEE will be provided to BOARD at least thirty (30) days prior to its execution. BOARD shall have twenty (20) business days commencing upon the receipt of the sublicense copy to raise, by written notice to LICENSEE, any objection to the sublicense terms. If no objection is raised within the ten day period, BOARD shall be deemed to have approved of the sublicense terms. If BOARD raises an objection to sublicense terms by written notice to LICENSEE during the twenty day period, the parties first shall attempt to confer to overcome the objection and gain BOARD’s approval of the sublicense, which approval will not unreasonably be withheld. If such approval is not reached within twenty (20) business days of LICENSEE’s receipt of the sublicense copy, the parties shall resort to the dispute resolution process provided for in Article 12 and Appendix B herein to resolve their dispute. No sublicense that is the subject of such a dispute shall be granted until such dispute has been resolved by mutual agreement of the parties. Further, no sublicense shall relieve LICENSEE of any of its obligations under this Agreement.
2.6    Improvements:
2.6.1    The parties agree that all rights, title, and interests throughout the world in and to all modifications, enhancements, extensions, and derivatives made solely by LICENSEE or by a third party on behalf of LICENSEE to the TECHNOLOGY or the Patent Rights (collectively “IMPROVEMENTS”) shall be owned by LICENSEE. BOARD shall retain the same rights to IMPROVEMENTS as are granted for BOARD INTELLECTUAL PROPERTY RIGHTS under Article 2.3.B.
2.6.2    LICENSEE shall have the sole right to file, prosecute, maintain, and abandon all patent applications on IMPROVEMENTS worldwide, and shall have the exclusive right to determine when, whether, and where to file such patent applications.
2.6.3    The parties further agree that all copyrightable IMPROVEMENTS shall be owned exclusively by LICENSEE, and that LICENSEE shall have the sole right to file, prosecute, maintain, and abandon all copyright registration applications on such Improvements throughout the world.
2.6.4    With respect to IMPROVEMENTS made by LICENSEE under this Agreement, such IMPROVEMENTS will not include any collaboration with UTD employees including the UTD ORIGINATORS except pursuant to a separate agreement between the LICENSEE and UTD.
2.7    In the event that the territorial exclusivity or period of exclusivity of the license granted to LICENSEE hereunder is limited by action, laws or regulations of any government, the license grant shall not terminate but shall remain exclusive to the extent permitted by such government action and shall become non-exclusive to the extent necessary to conform with applicable laws and regulations.
2.8    Inventions outside scope of BOARD INTELLECTUAL PROPERTY RIGHTS:
2.8.1    In the event that BOARD and the LICENSEE are deemed to have joint title to inventions which are not INVENTIONS, it is the desire of both parties that, (1) the parties shall cooperate in obtaining and maintaining patents on such jointly owned inventions, and (2) each party shall cooperate and assist the other party in any infringement or other action brought by the other party to enforce or defend its rights in such joint invention.
2.9    In the event that an issue of inventorship or ownership is raised or claimed by any BOARD AFFILIATE, UTD ORIGINATOR, UTD, officers, agents and employees which conflicts with the terms of this Agreement, BOARD shall use reasonable efforts to resolve such claims or conflicts without a diminution of the rights granted to LICENSEE.
ARTICLE 3 - DILIGENCE
3.1LICENSEE shall use all reasonable efforts to bring one or more LICENSED PRODUCTS or LICENSED PROCESSES to market through a thorough, vigorous and diligent program for exploitation of the TECHNOLOGY and PATENT RIGHTS, and upon market entry to continue active, diligent marketing efforts for one or more LICENSED PRODUCTS or LICENSED PROCESSES throughout the life of this Agreement. For the purposes of this Agreement, LICENSEE’s efforts to exploit and commercialize the TECHNOLOGY and PATENT RIGHTS shall be measured against the benchmarks detailed in APPENDIX C. LICENSEE’s failure to meet these benchmarks will constitute a failure of LICENSEE to exploit and commercialize the TECHNOLOGY and PATENT RIGHTS and shall give BOARD the option to terminate this Agreement under Article 13.1.
ARTICLE 4 - CONSIDERATION
4.1    For the rights, privileges and license granted hereunder to LICENSEE, BOARD’s continuing performance in accordance with Articles 2.1.1, 2.3(A), 2.3(C), 2.3(E), 2.4, 2.6, 2.7, 6, 7, 8.1, 10.2, 11, 12, 15, and 16.4 of this Agreement, LICENSEE (1) has issued BOARD 150 shares of the COMMON STOCK of the LICENSEE and (2) agrees to pay patent prosecution fees as set forth in Article 6 below.
4.2    No further consideration will be payable under this Agreement because any LICENSED PRODUCT or LICENSED PROCESS, their manufacture, use, lease or sale, are or shall be covered by one or more patent applications or issued patents in the PATENT RIGHTS licensed under this Agreement or by Technology licensed under this Agreement.
ARTICLE 5 - REPORTS AND RECORDS
5.1    During the TERM of this Agreement, LICENSEE shall provide concurrently to BOARD the same regular reports including annual reports that are provided to all investors of LICENSEE. BOARD shall have the right to review LICENSEE’s records during normal business hours upon reasonable notice (thirty days prior notice), but not more frequently than once per year.
ARTICLE 6 -PATENT PROSECUTION
6.1    LICENSEE shall apply for, prosecute, seek issuance of, and maintain the PATENT RIGHTS during the TERM of this Agreement. LICENSEE further shall provide or request that its patent attorney(s) provide BOARD in confidence with copies of all correspondence with patent offices concerning PATENT RIGHTS. In the event that LICENSEE elects not to file, prosecute, or maintain any patent applications or patents that may be included within PATENT RIGHTS, LICENSEE shall so notify BOARD in writing of such election no later than sixty (60) days prior to any applicable statutory bar date or Office Action response date, as the case may be, to permit BOARD (at its own expense) to file, prosecute or maintain the patent application(s) or patent(s) that were the subject of such notice. In such event, LICENSEE will possess no rights, privileges, or license under this Agreement to PATENT RIGHTS for which it has elected not to file, prosecute, or maintain associated patent applications or patents.
6.2    Beginning on the ORIGINAL AGREEMENT EFFECTIVE DATE, LICENSEE shall be responsible during the TERM of this Agreement for the payment of all fees and costs incurred by LICENSEE on and following the ORIGINAL AGREEMENT EFFECTIVE DATE which relate to the filing, general prosecution, and maintenance fees of the PATENT RIGHTS except those which it elects to abandon per Article 6.1. LICENSEE shall not be responsible and shall not assume any liability for any prosecution fees incurred by BOARD or by a third party at the request of BOARD on and after the ORIGINAL AGREEMENT EFFECTIVE DATE.
6.3    In order that LICENSEE will not incur expenses for foreign PATENT RIGHTS that it considers unnecessary to its business objectives, if LICENSEE makes filings in the United States (“US Patent Filings”), LICENSEE will obtain the worldwide license rights granted pursuant to this Agreement to the subject matter of such US patent filings without any further obligation to file or maintain patents in any other jurisdictions outside the United States, notwithstanding the remainder of this Section 6.3. For subject matter that is included within Patent Rights, but is not covered by the first sentence of this Section 6.3, LICENSEE will notify BOARD in writing during the TERM of this Agreement of particular countries within the TERRITORY that it wishes to exclude. From and after the date of such notice:
A.LICENSEE shall have no rights, privileges, or license under this Agreement to PATENT RIGHTS in those countries of the TERRITORY excluded by LICENSEE;
B.LICENSEE shall have no responsibility for costs and expenses incurred in the filing, prosecution, maintenance, enforcement, or defense of PATENT RIGHTS in those countries of the TERRITORY excluded by LICENSEE;
C.LICENSEE agrees that it will not thereafter manufacture or sell LICENSED PRODUCTS or LICENSED PROCESSES in violation of PATENT RIGHTS in the countries of the TERRITORY excluded by LICENSEE, but that LICENSED PRODUCTS and LICENSED PROCESSES made and sold in countries included in the TERRITORY may be used throughout the world without violating the terms of this Agreement; and
D.The countries so excluded will be automatically deleted from the TERRITORY.
E.BOARD shall have the right to license or practice the TECHNOLOGY outside the TERRITORY without any restrictions whatsoever on BOARD or its assigns.
6.5    All patent applications and issued patents listed as PATENT RIGHTS in Appendix A or in amendments to Appendix A are owned by BOARD (either jointly or exclusively), or BOARD shall have rights thereto sufficient to grant the rights granted hereunder to LICENSEE.
6.6    The LICENSEE shall have the right to seek copyright protection if and when it believes such protection would be beneficial in protecting the subject matter covered by BOARD INTELLECTUAL PROPERTY RIGHTS; provided, however, that BOARD shall have the right to consent to any such copyright sought, such consent to not be unreasonably withheld. LICENSEE understands that under BOARD policy BOARD personnel own copyright in their scholarly works and that scholarly works are not subject to the provisions of this Section 6.6.

ARTICLE 7 - INFRINGEMENT
7.1    LICENSEE and BOARD each shall promptly inform the other in writing of any alleged misappropriation of CONFIDENTIAL INFORMATION; of any infringement of BOARD INTELLECTUAL PROPERTY RIGHTS by a third party, and of any available evidence thereof; and of any threatened, pending, or impending claims by a third party that BOARD INTELLECTUAL Property Rights infringes any of the third party’s intellectual property rights including patent and copyright rights, or that TECHNOLOGY includes the third party’s trade secrets which were misappropriated.
7.2    LICENSEE Right to Prosecute. To the extent the LICENSEE remains the exclusive licensee of the BOARD INTELLECTUAL PROPERTY RIGHTS in the TERRITORY, and subject to the statutory duties of the Texas Attorney General, LICENSEE shall have the right, under its own control and at its own expense, to prosecute any third party infringement of the BOARD INTELLECTUAL PROPERTY RIGHTS in the TERRITORY. If in order to prosecute a claim of infringement the LICENSEE is required by law to bring suit in the name of BOARD or to join BOARD as a party-plaintiff, then BOARD shall, subject to the statutory duties of the Texas Attorney General, cooperate with LICENSEE to the extent necessary for Licensee to prosecute such claim provided that LICENSEE shall hold BOARD harmless from, and indemnify BOARD against, any costs, expenses, or liability that BOARD incurs in connection with such action.
Prior to commencing any such action, LICENSEE shall consult with BOARD and shall consider the views of BOARD regarding the advisability of the proposed action and its effect on the public interest. The LICENSEE shall have the right to enter into settlement, consent judgment, or other voluntary final disposition of any infringement action; provided, however, that LICENSEE shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section without providing BOARD notice and at least ten (10) business days to review and comment.
7.3    If within six (6) months after having been notified of an alleged infringement, LICENSEE shall have been unsuccessful in persuading the alleged infringer to desist or to enter into settlement negotiations, and shall not have brought and shall not be diligently prosecuting an infringement action, or if LICENSEE shall notify BOARD at any time prior thereto of its intention not to bring suit against any alleged infringer in the TERRITORY, then, and in those events only, BOARD shall have the right, but shall not be obligated, to prosecute at its own expense any infringement or misappropriation of BOARD INTELLECTUAL PROPERTY RIGHTS in the TERRITORY or to pursue settlement negotiations related thereto. BOARD may include LICENSEE as a party plaintiff, but in such an event BOARD shall, to the extent authorized by the Constitution and laws of the State of Texas, indemnify LICENSEE for all costs and expenses it occurs in such action. In the event BOARD chooses to pursue an action pursuant to this Section 7.3, any recovery shall belong to BOARD.
7.4    In the event that a declaratory judgment action is brought against BOARD or LICENSEE by a third party alleging invalidity or unenforceability of the PATENT RIGHTS, LICENSEE at its option, and subject to the statutory duties of the Texas Attorney General, shall have the right within twenty (20) days after commencement of such action to take over the sole defense of the action at its own expense. If LICENSEE does not exercise this right, BOARD may take over the sole defense of the action at BOARD’s sole expense, such recovery (in the event BOARD takes over the defense) to belong wholly to BOARD.
7.5    Any recovery received in actions brought by (including settlement and other voluntary dispositions contemplated pursuant to Section 7.2) pursuant to Section 7.2 or Section 7.4 shall be distributed as follows in the order provided herein (excluding actions in which BOARD requests LICENSEE to join as a third-party plaintiff in which case the distribution shall be controlled as set forth above) (i) first, each party shall be reimbursed for any expenses incurred in the action, (ii) second, toward compensation to BOARD for any payments under Article 6 that are past due and (iii) third, the remainder of any such recovery shall belong to LICENSEE.
7.6    In any infringement suit that either party may institute to enforce the BOARD INTELLECTUAL PROPERTY RIGHTS pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, and subject to the statutory duties of the Texas Attorney General, cooperate in all respects and, to the extent possible, have its employees testify and be deposed when requested, and shall make available relevant records, papers, information, samples, specimens, and the like.
7.7    During the TERM of this Agreement, and only when LICENSEE is not in default of its obligations hereunder, LICENSEE shall have the sole right in accordance with the terms and conditions herein to sublicense any alleged infringer in the TERRITORY for future use of the PATENT RIGHTS subject to the provisions of Article 2.5.
ARTICLE 8 - LIMITATION OF WARRANTY /LIABILITY AND INDEMNIFICATION
8.1    BOARD represents to the best of its knowledge and belief that BOARD owns or has joint ownership in all rights, title, and interests including BOARD INTELLECTUAL PROPERTY RIGHTS in the TECHNOLOGY throughout the TERRITORY. BOARD further represents and warrants that it has the right to enter into this Agreement and to grant to LICENSEE the rights granted hereunder, that BOARD has not knowingly granted licenses thereof to any other entity that would restrict rights granted to LICENSEE hereunder, that BOARD is aware of no facts or circumstances which have or would invalidate any BOARD INTELLECTUAL PROPERTY RIGHTS, and that BOARD has no knowledge of any impending or pending actions against their claim of title and use rights in TECHNOLOGY and BOARD INTELLECTUAL PROPERTY RIGHTS. The parties further acknowledge that no formal patent search has been undertaken with respect to the BOARD INTELLECTUAL PROPERTY RIGHTS. BOARD further represents and warrants that to the best of its knowledge only those persons shown in Appendix A the assignees of such persons have any claims of joint ownership in the BOARD INTELLECTUAL PROPERTY RIGHTS. Except for the above, BOARD, ITS REGENTS, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR BREADTH OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, OR THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT

DISCOVERABLE, IN ANY TECHNOLOGY. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS:
A.A REPRESENTATION MADE OR WARRANTY GIVEN BY BOARD THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY;
B.A REPRESENTATION MADE OR WARRANTY GIVEN BY BOARD AS TO THE SAFETY, OPERABILITY OR FITNESS OF TECHNOLOGY FOR ANY USE;
C.A REPRESENTATION MADE OR WARRANTY GIVEN BY BOARD AS TO THE VALIDITY OR BREADTH OF THE PATENT RIGHTS; OR
D.A REPRESENTATION MADE OR WARRANTY GIVEN BY BOARD THAT ANY PATENT APPLICATION INCLUDED IN THE PATENT RIGHTS WILL ULTIMATELY ISSUE AS A PATENT.
8.2    INDEMNITY: LICENSEE shall at all times during the TERM of this Agreement indemnify, defend and hold UTD, ORIGINATORS, BOARD, and their respective directors, officers, employees and AFFILIATES, harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, arising out of the injury to any person or persons or out of any damage to property, resulting from the production, manufacture, sale, use, lease, license, consumption or advertisement of the LICENSED PRODUCT(s) or LICENSED PROCESS(es) by LICENSEE or arising from any obligation or act of LICENSEE hereunder.
8.3    LIABILITY INSURANCE: LICENSEE shall obtain and carry in full force and effect during the TERM of this Agreement and one (1) year thereafter, commercial, general liability insurance which shall protect LICENSEE and BOARD with respect to events covered by Article 8.2 above. Such insurance shall be written by a reputable insurance company authorized to do business in the State of Texas, shall list BOARD as an additional named insured thereunder, shall be endorsed to include product liability coverage, and shall require thirty (30) days written notice to be given to BOARD prior to any cancellation or material change thereof. The limits of such insurance shall not be less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for personal injury or death, and One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for property damage. Upon written request, LICENSEE shall provide BOARD with Certificates of Insurance evidencing the same. The LICENSEE is not required to obtain insurance until the LICENSEE begins the manufacture, use, sale, lease, license, consumption, or advertisement of the Licensed Product(s) or Licensed Process(es) or upon 30 days notice by BOARD.
8.4    LIMITATION OF LIABILITY: IN NO EVENT SHALL LICENSEE, BOARD OR THEIR RESPECTIVE REGENTS, TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES OR AFFILIATES BE LIABLE FOR INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND, REGARDLESS OF WHETHER LICENSEE OR BOARD SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF ANY OF THE FOREGOING.

8.4.1    LICENSEE’s total liability under this Agreement for any cause of action, whether in contract or tort including negligence, shall not exceed two million dollars ($2,000,000.00), except as may be supplemented by the liability insurance described in Article 8.3 above.
ARTICLE 9 - EXPORT CONTROLS
9.1    LICENSEE acknowledges that it is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended, and the United States Department of Commerce Export Administration Regulations). The transfer of such items may require a license from the cognizant agency of the United States Government or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. BOARD neither represents that a license shall be required nor that, if required, it shall be issued.
ARTICLE 10 - NON-USE OF NAMES
10.1    LICENSEE shall not use the names or trademarks of BOARD, nor any adaptation thereof, nor the names of any of their employees or any UTD ORIGINATOR, in any advertising, or promotional or sales literature without prior written consent obtained from BOARD, except that LICENSEE may state that it is licensed by BOARD under one or more of the patents or applications comprising the PATENT RIGHTS.
10.2    BOARD shall not use the names or trademarks of LICENSEE, nor any adaptation thereof, nor the names of any of its employees, in any advertising, or promotional or sales literature without prior written consent obtained from LICENSEE, except that BOARD may state that LICENSEE has been granted a license under one or more of the patents or applications comprising the PATENT RIGHTS.
ARTICLE 11 - ASSIGNMENT
11.1    Except in connection with the sale of substantially all the assets or equity of the LICENSEE to a third party, this Agreement may not be assigned by the LICENSEE without the prior written consent of BOARD, which shall not be unreasonably withheld.
ARTICLE 12 - DISPUTE RESOLUTION
12.1    Resolution of Disputes: Nothing in this Agreement shall be interpreted to prohibit or supersede the right of either party to apply (without posting of bond) to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or to prevent irreparable harm. To the extent that Chapter 2260 of the Texas Government Code applies to a dispute arising under this Agreement, the dispute resolution process set out in such code will be used by the parties to resolve such dispute in accordance with the rules attached hereto as Appendix B. Otherwise, either party may avail itself of all rights and remedies available under the law.

12.2    Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement during the period of dispute resolution.
ARTICLE 13 -TERMINATION
13.1    Upon any material breach or default of this Agreement by LICENSEE, BOARD shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder effective on ninety (90) days’ prior written notice to LICENSEE, unless LICENSEE shall have cured any such material breach or default prior to the expiration of the ninety (90) day period.
13.1.1    For purposes of Article 13.1 a “material breach or default” by LICENSEE shall mean any one of the following: (i) LICENSEE fails to materially adhere to the terms of the EXCLUSIVE LICENSE grant of Article 2 above, (ii) LICENSEE fails to issue to BOARD COMMON STOCK as set forth in Article 4.1 above, or to make payments in conformance with the terms of Article 6 of this Agreement, (iii) LICENSEE, or in the event of a merger, acquisition, or consolidation, a successor of LICENSEE ceases to carry on the business of developing and marketing LICENSED PRODUCTS or LICENSED PROCESSES, (iv) LICENSEE fails to materially comply with the terms of Articles 6, 7, 8, or 9 of this Agreement or (v) LICENSEE fails to meet benchmarks as set out in the business plan of Appendix C.
13.2    Upon payment of all amounts due BOARD under this Agreement through the effective date of the termination, LICENSEE shall have the right to terminate this Agreement at any time on six (6) months’ prior written notice to BOARD.
13.3    Upon termination of this Agreement for any reason, nothing herein shall be construed to rescind any payment made prior to the effective date of such termination, and Articles 1, 2.4.1, 2.6.1, 2.6.2, 2.6.3, 2.6.4, 9, 10, 13.4, and 15, shall survive any such termination. Further, to the extent that any action is pending, or any cause of action arises because of performances of the parties occurring prior to the effective date of termination of this Agreement, Articles 7, 8, 12, and 16.1 shall survive the termination of this Agreement for any reason whatsoever. LICENSEE and any sublicensee thereof may, however, after the effective date of such termination, complete in process LICENSED PRODUCTS and LICENSED PROCESSES, and offer all LICENSED PRODUCTS and LICENSED PROCESSES in inventory for sale without any additional payment to BOARD.
13.4    Upon termination of this Agreement for any reason whatsoever, sublicense agreements in conformance with the terms of this Agreement, and current in making payments required by such sublicense agreements, shall continue in full force and effect by making all future payments to BOARD upon being given written notice of such termination and the requirement to make future payments to BOARD.

ARTICLE 14 - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS
14.1    Any notice required by this AGREEMENT must be given by email or facsimile transmission or by personal delivery (including delivery by reputable messenger services such as Federal Express) or by prepaid, first class, certified mail, return receipt requested, addressed:
In the case of BOARD and UTD:
In the case of LICENSEE:
or other addresses as may be given from time to time under the terms of this notice provision.
ARTICLE 15 -CONFIDENTIALITY
15.1    LICENSEE and BOARD agree that all prior confidentiality agreements between the parties are merged into the confidentiality terms of this Agreement, and that during the TERM of this Agreement and three (3) years thereafter, LICENSEE will maintain in confidence, and not disclose to any third party any UTD CONFIDENTIAL INFORMATION received under this Agreement except insofar as required to: (i) make, have made, copy, use, sell, offer for sale, import, sublicense at any tier, lease, or otherwise transfer LICENSED PRODUCTS or LICENSED PROCESSES; or (ii) obtain investment in LICENSEE by third parties. LICENSEE agrees to take all reasonable steps to ensure that its employees have access to BOARD CONFIDENTIAL INFORMATION only on a need-to-know basis, and that they are obligated in writing to abide by LICENSEE’s confidentiality obligations hereunder. The foregoing obligation shall not apply to:
(i)    Information that is known to LICENSEE prior to the time of disclosure by UTD, in each case, to the extent evidenced by written records prepared in the ordinary course of business;
(ii)    Information disclosed without confidentiality restrictions to LICENSEE by a third party that has a right to make such disclosure;
(iii)    Information that is independently developed by LICENSEE’s employees without access to or use of UTD CONFIDENTIAL INFORMATION;
(iv)    Information that becomes patented, and information that is otherwise published without the fault of LICENSEE;
(v)    Information that becomes part of the public domain as a result of acts by a third party lawfully obtaining such information without breach of this Agreement, or becomes published by LICENSEE with the permission of UTD; or
(vi)    Information that is required to be disclosed by order of a United States governmental authority or a court of competent jurisdiction issued to LICENSEE, provided that LICENSEE shall use reasonable efforts to obtain confidential treatment of such information by the governmental authority or court, and UTD shall at no further cost to LICENSEE provide such support as necessary for LICENSEE to achieve such confidential treatment.

15.2    During the TERM of this Agreement and for three (3) years thereafter, UTD will maintain in confidence, and not disclose to any third party any LICENSEE CONFIDENTIAL INFORMATION, received under this Agreement. The foregoing obligation shall not apply to:
(i)    Information that is known to UTD prior to the time of disclosure by LICENSEE, in each case, to the extent evidenced by written records prepared in the ordinary course of business;
(ii)    Information disclosed without confidentiality restrictions to UTD by a third party that has a right to make such disclosure;
(iii)    Information that is independently developed by UTD without access to or use of LICENSEE CONFIDENTIAL INFORMATION;
(iv)    Information that becomes patented, and information that is otherwise published without the fault of UTD;
(v)    Information that becomes part of the public domain as a result of acts by a third party lawfully obtaining such information without breach of this Agreement, or becomes published by UTD with the permission of LICENSEE; or
(vi)    Information that is required to be disclosed by order of a United States governmental authority or a court of competent jurisdiction issued to UTD or BOARD, provided that UTD and BOARD shall use reasonable efforts to obtain confidential treatment of such information by the governmental authority or court, and LICENSEE shall at no further cost to UTD and BOARD provide such support as necessary for UTD and BOARD to achieve such confidential treatment.
15.3    UTD shall not be obligated to accept any confidential information from LICENSEE and LICENSEE shall not be under any obligation to disclose confidential information to UTD.
15.4    All UTD CONFIDENTIAL INFORMATION and LICENSEE CONFIDENTIAL INFORMATION disclosed under this Agreement must be in writing and marked with a confidentiality legend or label. The placement of a copyright notice in addition to a confidentiality legend on any UTD CONFIDENTIAL INFORMATION or LICENSEE CONFIDENTIAL INFORMATION shall not be construed to mean that such information has been published, and will not release LICENSEE or UTD, as the case may be, from its obligation of confidentiality hereunder.
15.5    UTD and LICENSEE acknowledge that UTD CONFIDENTIAL INFORMATION and LICENSEE CONFIDENTIAL INFORMATION developed pursuant to the DEVELOPMENT PROGRAM shall be handled in accordance with the confidentiality provisions of the RESEARCH AGREEMENTS governing the DEVELOPMENT PROGRAM; provided, however, that unless specifically provided in such Research Agreement, the LICENSEE shall have the right to use UTD CONFIDENTIAL INFORMATION developed pursuant to the DEVELOPMENT PROGRAM to (i) make, have made, copy, use, sell, offer for sale, import, sublicense at any tier, lease, or otherwise transfer LICENSED PRODUCTS or LICENSED PROCESSES; or (ii) obtain investment in LICENSEE by third parties.

ARTICLE 16 - DEVELOPMENT PROGRAM
16.1    Program Term: The DEVELOPMENT PROGRAM shall remain in effect for a term of 36 months beginning on the ORIGINAL AGREEMENT EFFECTIVE DATE.
16.1.1    In the event that UTD and the LICENSEE have entered into RESEARCH AGREEMENTS, that become effective before the expiration of the Program Term, the intellectual property provisions of such agreements shall be subject to this Agreement until such agreements are terminated.
16.1.2    In the event that the LICENSEE has applied for a GRANT from a GRANTING PROGRAM before the expiration of the Program Term and for which UTD has provided LICENSEE with an institutional letter of commitment, such GRANT shall be covered by this Agreement. In the event that such GRANTING PROGRAM includes multiple stages, this Agreement will cover all stages of such GRANTING PROGRAM to which the GRANT relates, so long as UTD continues to receive funding under the GRANTING PROGRAM. For the purposes of clarity, the following example is included. If an SBIR phase 1 is initiated by the LICENSEE 36 months after the ORIGINAL AGREEMENT EFFECTIVE DATE with UTD included as the RESEARCH INSTITUTION, this Agreement would apply to the phase 1, phase 2, and phase 3 of the GRANTING PROGRAM to which the GRANT relates.
ARTICLE 17 - MISCELLANEOUS PROVISIONS
17.1    Governing Law: This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of Texas, U.S.A., without reference to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.
17.2    Entire Agreement: The parties hereto acknowledge that this Agreement including the Appendices A - E, which are hereby incorporated by reference herein subject to this Agreement prevailing in the event of conflict, sets forth the entire and exclusive agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument signed by both parties.
17.3    Force Majeure: In the event that either party’s performance under this Agreement (other than financial capacity to pay) is in any way delayed as a result of causes or conditions beyond such party’s reasonable control, such party shall be excused without liability with respect to such delay for the duration of such causes or conditions; provided, however, that such party must exercise diligence in taking reasonable steps to remedy such causes or conditions and thereafter resume full performance.
17.4    Taxes: Except for U.S. income and capital gains taxes based upon consideration received by BOARD under this Agreement, for which BOARD shall have sole responsibility, LICENSEE shall be responsible and shall pay or have paid all other taxes and assessments arising under this Agreement, and under sublicense agreements granted by LICENSEE pursuant to this Agreement, including but not limited to registration and recordal fees, license and permit fees, duties, tariffs, excise taxes, and other assessments.

17.5    Third Party Beneficiary: Nothing in this Agreement, express or implied, is intended to confer any benefits, rights or remedies on any person or entity, other than the parties hereto, their successors, and permitted assigns and sublicensees.
17.6    Agency: Each of the parties expressly acknowledges that it is an independent contractor, and not the agent, employee or representative of the other party. This Agreement shall not be deemed to create a partnership, joint venture or principal-and-agent relationship between BOARD and LICENSEE. Except as expressly permitted in this Agreement, neither party shall have the authority to bind the other to any agreement or obligation whatsoever, and neither party shall represent that it has any such right or authority to any third party.
17.7Severability: The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.
17.8Waiver: The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.
17.9Headings: All titles and article headings contained in this Agreement are inserted only as a matter of convenience and reference, and do not define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the EFFECTIVE DATE.

THE BOARD OF REGENTS OF THE UNIVERSITY of TEXAS SYSTEM

By:	/s/ Rafael Martin	04/28/2014
	Rafael Martin	Date
Associate Vice President for Research

LICENSEE

By:	/s/ Frank McEachern	04/28/2014
	Frank McEachern	Date
Chief Executive Officer